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                                                                   EXHIBIT 10.13


                        [MSX INTERNATIONAL LETTERHEAD]


August 28, 1997



Mr. Donald Springer
1692 South Hill Boulevard
Bloomfield, Michigan  48304

Dear Don:

We are extremely pleased to have you join the MSX International executive management team as Vice President, Business & Technology Services, reporting to Ralph Miller. The purpose of this letter is to briefly outline your compensation and benefits as a result of your employment with MSX
International.

You will continue, up through December 31, 1997, to receive the benefits and compensation extended to you as an executive employee of Geometric Results Incorporated. On January 1, 1998, you will become eligible for the compensation and benefit programs in effect for executive employees of MSX International. As the attached Summary of Company-Sponsored Benefits outline, you will be offered a comprehensive benefits program, which includes your choice of coverage for health, dental, vision, life and accidental death and dismemberment, and flexible spending accounts. Additionally, you will be eligible to participate in the MSX International holiday, vacation, and tuition refund benefits programs. Of course, these benefits are subject to change.

As a matter of employment, you are subject to the policies and procedures of the Company and the verification provisions of the Immigration and Control Act of 1986, as well as the required execution of the MSX International Proprietary Confidential Information and Invention Assignment Agreement.

This document is not an employment contract for any particular term. Your employment relationship with MSX International is at-will. However, should the Company chose to exercise the right to terminate your employment at-will, you will be entitled to receive the gross amount of $230,000, subject to execution and delivery of a settlement and release agreement reasonably satisfactory to MSX International, releasing all claims you may have against MSX International or its affiliates relating to the termination of your employment. This figure is all inclusive and no additional payments or benefits will be paid of any kind. If you are terminated for cause this provision does not apply.

Please let me know if there is any additional questions or information you may have concerning this subject. I sincerely look forward to working closely with you as we continue to grow this exciting and dynamic organization.

Sincerely,


Frederick K. Minturn
---------------------------------
Frederick K. Minturn
Executive Vice President &
Chief Financial Officer


c:    Ralph Miller